Exhibit 99.1

A Letter to Shareholders from Jonathan Gear, Clarivate CEO

Dear Clarivate Shareholders:

Recently, I passed my 100th day as CEO of Clarivate. I am writing to thank you for your investment and continued support, and to share my early observations and actions that are already underway to drive value and long-term profitable growth.

I have spent more than two decades leading technology, data and information services companies. Over the past few months, I have valued the opportunity to spend time with many of you, as well as our colleagues and customers around the globe both in person and virtually.

At Clarivate, we move customers forward to success. By bringing clarity to the complex, we give our customers the confidence to make critical decisions, navigate roadblocks and achieve their potential. Our transformative intelligence brings together enriched data, insights and analytics, and workflow solutions, infused with deep domain expertise across the spectrum of knowledge, research and innovation. Because our assets are mission-critical to more than 45,000 global customers, we achieve high retention rates. Our operating model is strong, with 80% reoccurring revenues and strong cash-flow generation.

The pace of change that Clarivate has experienced is significant — growing through acquisitions, forging our identity during COVID and tripling in size. While 2022 has been a challenging year with broader market volatility and macroeconomic uncertainty, we have remained focused on executing our strategy.

We have made progress and I see many positives in our business. I also know that there is work to do as we drive scale internally, unlock efficiencies and investment dollars, and create a culture of innovation across all areas of Clarivate that will add significant value for our customers and shareholders.

Operating as Three Distinct Segments

After much work and planning, in the third quarter of 2022 we began reporting our financial results externally based on three segments: Academia & Government (A&G), Life Sciences & Healthcare (LS&H) and Intellectual Property (IP). This is an intuitive way to look at our business and reflects our core customer end-markets. It is how I see the business naturally operating and aligning.

Each segment will be led by a respective President. A search for the roles is underway, evaluating both external and internal candidates. I expect this to take a few months. In the meantime, our executive team is taking an active role in managing the segments with me.

In the near term, my executive team and I will be focusing on key objectives including:

•	Colleagues and Culture: We have a highly knowledgeable, dedicated team that is united by our shared values, trust in one another and transparency in our operations. A priority for me is to continue our focus on innovation, execution, and customer alignment, as culture is the foundation for everything we do.

•	Customer Success: I am a strong believer that long-term sustainable growth is driven by investing back into the business, continuing to listen to what our customers want and creating new solutions that address their pain points. Our customers are our North Star and we will continue focusing on innovating for — and with — them.

•	Investing to Create Shareholder Value: Our investments will focus on five priority pillars:

o	Executing a customer-centric go-to-market segment model;

o	Creating new solutions by aligning different content sets;

o	Prioritizing insights and predictive analytics for core Clarivate content;

o	Enabling customers, business processes and decision support with workflow solutions, and

o	Providing value-added services and strategic guidance to help customers realize their full potential.

Together, the re-segmentation and initiatives underway will catalyze organic growth, eliminate duplicative costs across our business segments and allow us to prudently allocate capital to its highest and best use. This will position us to capitalize even more on the nearly $25 billion addressable market opportunity ahead of us and drive long-term value and profitable growth. I look forward to sharing more on these and other elements of our roadmap to growth at our Investor Day to be held on March 9, 2023, in New York.

Although we have made progress on a number of fronts, we believe that there is still work to be done and we are steadfast in our commitment to deliver to you (and all our shareholders) additional upside and value creation in 2023 and beyond.

I wish all of you a happy and healthy Holiday Season and a very happy New Year.

Jonathan Gear

Chief Executive Officer